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                                                                     EXHIBIT 5.1

                         [ALLEN & GLEDHILL LETTERHEAD]



Our Ref  YLT/4828/010

Your Ref

Flextronics International Ltd.
11 Ubi Road 1,
#07-01/02 Meiban Industrial Building,
Singapore 408723                                                 14th May, 2001

Dear Sirs,

      REGISTRATION STATEMENT ON FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD.
                                 (THE "COMPANY")

1. We refer to the Registration Statement on Form S-3 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 14th May, 2001 in connection with the registration under the Securities Act of 1933, as amended, of up to a maximum of 1,515,922 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") to which the Registration Statement relates (the "Registration Shares").

2. This opinion is rendered in connection with the Agreement and Plan of Reorganization (the "Agreement") dated 4th May, 2001 and entered into between
(1) the Company, (2) ASIC Acquisition Corp. ("Merger Sub"), (3) ASIC International, Inc. ("ASIC"), and (4) J. Mark Goode, Nancy L. Hahne, Daniel J. Lincoln, Max S. Lloyd, William A. Malkes and James Vig Sherrill (collectively, the "Shareholders"), relating to (i) a merger pursuant to which Merger Sub merged with and into ASIC (the "Merger"), with ASIC as the surviving corporation of the Merger, in consideration for which the Company will, inter alia, allot and issue Ordinary Shares, credited as fully paid, to the Shareholders, in accordance with the terms and conditions set forth in the Agreement.

3.   For the purpose of rendering this opinion, we have examined:-

     (i) an unexecuted final form of the Agreement as provided to us by Fenwick & West LLP by electronic mail on 4th May, 2001 (less all Exhibits and Schedules thereto);

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     (ii) copies or faxed copies of all resolutions of the Board of Directors of the Company and of the shareholders of the Company passed since the date of incorporation of the Company up to 21st September, 2000 relating to the authorisation for the issue of and the allotment and issue of the ordinary shares in the capital of the Company;

    (iii) a faxed copy of the resolutions of the Board of Directors of the Company passed on 2nd May, 2001; and

     (iv) such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

4.   For the purposes of rendering this opinion, we have assumed:-

      (i) that the Agreement has been executed by each of the parties expressed to be a party thereto in the form examined by us for the purpose of rendering this opinion, duly and properly completed;

     (ii) that (a) 1,104,076 Ordinary Shares were allotted, issued and delivered by the Company to the Shareholders at the Effective Time (as defined in the Agreement) and that these shares have been determined, allotted, issued and delivered in accordance with the Agreement, and
          (b) the number of Ordinary Shares (up to a maximum number of 411,846 Ordinary Shares) which are to be allotted, issued and delivered by the Company to the Shareholders at the Registration Date (as defined in the Agreement) will be determined, allotted, issued and delivered in accordance with the Agreement;

    (iii) that the aggregate number of Ordinary Shares referred to in paragraph
          (ii) above will not exceed 1,515,922 Ordinary Shares;

     (iv) that the total of:-

               (a)  the aggregate nominal value of all the Ordinary Share(s);
                    and

               (b)  the amount of cash,

          issued and paid in exchange for each share of ASIC common stock, no par value per share ("ASIC Common Stock") at the Effective Time (as defined in the Agreement), pursuant to Sections 1.2(b)(i) and 1.2(b)(ii) of the Agreement is at least equal to the value of each such share of ASIC Common Stock;

      (v) that the aggregate nominal value of all the Ordinary Share(s) to be issued in exchange for each share of ASIC Common Stock pursuant to
          Section 1.2(b)(iii) of the Agreement at the Registration Date (as defined in the Agreement) is at least equal to the value of each such share of ASIC Common Stock;

     (vi) that ASIC has become a wholly-owned subsidiary of the Company at the Effective Time (as defined in the Agreement) and is a wholly-owned subsidiary of the Company at the Registration Date (as defined in the Agreement);

    (vii) that the appropriate accounting entries (a) have been made in the Company's books to reflect that the 1,104,076 Ordinary Shares allotted and issued at the


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          Effective Time (as defined in the Agreement) in accordance with the
          Agreement have been allotted and issued for a consideration otherwise than in cash and have been credited as fully paid, and (b) will be made in the Company's books to reflect that the number of Ordinary Shares (up to a maximum number of 411,846 Ordinary Shares) to be allotted and issued at the Registration Date (as defined in the Agreement) in accordance with the Agreement will be allotted and issued for a consideration otherwise than in cash and will be credited as fully paid; and

    (vii) that (a) the total issued and paid-up share capital of the Company consequent upon the issue by the Company of the 1,104,076 Ordinary Shares at the Effective Time (as defined in the Agreement) in accordance with the Agreement did not exceed the authorised share capital of the Company as at the Effective Time (as defined in the Agreement); and (b) the number of Ordinary Shares (up to a maximum number of 411,846 Ordinary Shares) to be allotted and issued at the Registration Date (as defined in the Agreement) in accordance with the Agreement will not exceed the authorised share capital of the Company as at the Registration Date (as defined in the Agreement).

5. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the (i) allotment and issue of the Ordinary Shares at the Effective Time (as defined in the Agreement), and (ii) the proposed allotment and issue of the Ordinary Shares at the Registration Date (as defined in the Agreement). We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

6. Based on the foregoing, we are of the opinion that the Registration Shares comprising:-

      (i) the 1,104,076 Ordinary Shares allotted and issued by the Company at the Effective Time (as defined in the Agreement) pursuant to the Agreement, and which are represented by share certificates issued in respect of such Ordinary Shares, are validly issued and fully-paid; and

     (ii) the Ordinary Shares (up to a maximum number of 411,846 Ordinary Shares) to be allotted and issued by the Company on the Registration Date (as defined in the Agreement) in accordance with the Agreement will, upon the passing of the requisite resolutions to allot and issue such Ordinary Shares in accordance with the Agreement and the issue of share certificates representing such Ordinary Shares in accordance with the Articles of Association of the Company be validly issued and fully-paid.

7. We consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement.

                                                 Yours faithfully,

                                                 /s/ ALLEN AND GLEDHILL